Exhibit 99.1

exactEarthTM Ltd.

Consolidated Statements of Financial Position

(in thousands of Canadian dollars)

		As at October 31, 2021	As at October 31, 2020
		$	$
ASSETS
Current assets
Cash and cash equivalents		9,356	7,423
Short-term investments		—	29
Accounts receivable, net	(note 9)	3,392	2,463
Government grant receivable	(note 4)	709	752
Unbilled revenue	(note 17)	1,067	1,698
Prepaid expenses		495	392
Other current assets		238	359

Total current assets		15,257	13,116
Property, plant and equipment	(note 6)	4,661	5,272
Intangible assets, net	(note 7)	1,118	1,286
Other long-term assets		363	566

Total assets		21,399	20,240

LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued liabilities	(note 9)	7,209	6,248
Deferred revenue	(note 17)	3,726	2,548
Long-term incentive plan liability - current	(note 12)	4,839	—
Lease liability		53	154

Total current liabilities		15,827	8,950

Loans payable and convertible debentures	(notes 4 and 9)	1,866	11,131
Long-term incentive plan liability		—	1,124
Other long-term liabilities		72	1,660

Total liabilities		17,765	22,865

Shareholders’ equity (deficiency)
Share capital	(note 12)	138,971	123,923
Contributed surplus		1,475	4,956
Accumulated other comprehensive loss		(59)	(155)
Deficit		(136,753)	(131,349)

Total shareholders’ equity (deficiency)		3,634	(2,625)

Total liabilities and shareholders’ equity (deficiency)		21,399	20,240

See accompanying notes

exactEarthTM Ltd.

Consolidated Statements of Loss and Comprehensive Loss

(in thousands of Canadian dollars except for per share figures)

		Year ended
		October 31, 2021	October 31, 2020
		$	$
Revenue	(notes 17 and 18)	23,586	19,135
Cost of revenue	(notes 4 and 15)	11,432	10,902

Gross profit		12,154	8,233
Selling, general and administrative	(note 15)	13,790	8,578
Product development and research and development		1,027	895
Depreciation and amortization	(notes 4, 6 and 7)	900	847
Impairment loss		—	883

Loss from operations		(3,563)	(2,970)

Other expenses
Other expense		62	—
Foreign exchange (gain) loss		721	(173)
Share of equity investment loss		185	450
Interest income		(57)	(82)
Interest expense	(notes 4, 9 and 10)	759	1,798

Total other expenses		1,670	1,993
Income tax expense	(note 14)	171	148

Net loss		(5,404)	(5,111)
Other comprehensive income (loss)
Item that may be subsequently reclassified to net loss:
Foreign currency translation, net of income tax expense of nil		96	(42)

Total other comprehensive income (loss)		96	(42)

Comprehensive loss		(5,308)	(5,153)

Loss per share
Basic and diluted loss per share	(note 12)	(0.12)	(0.23)

See accompanying notes

exactEarthTM Ltd.

Consolidated Statements of Changes in Shareholders’ Equity (Deficiency)

(in thousands of Canadian dollars)

For the year ended October 31, 2021		Total	Deficit	Accumulated Other Comprehensive Loss	Share Capital	Contributed Surplus
		$	$	$	$	$
Balance at October 31, 2020		(2,625)	(131,349)	(155)	123,923	4,956
Stock-based compensation	(note 12)	7	—	—	35	(28)
Stock options exercised	(note 12)	176	—	—	15	161
Restricted share units	(note 12)	(185)	—	—	511	(696)
Debenture conversion	(notes 9 and 12)	11,569	—	—	14,487	(2,918)
Comprehensive loss		(5,308)	(5,404)	96	—	—

Balance at October 31, 2021		3,634	(136,753)	(59)	138,971	1,475

For the year ended October 31, 2020
		$	$	$	$	$
Balance at October 31, 2019		2,119	(126,238)	(113)	123,823	4,647
Stock-based compensation	(note 12)	167	—	—	—	167
Restricted share units	(note 12)	242	—	—	—	242
Issuance of common shares	(note 12)	—	—	—	100	(100)
Comprehensive loss		(5,153)	(5,111)	(42)	—	—

Balance at October 31, 2020		(2,625)	(131,349)	(155)	123,923	4,956

See accompanying notes

exactEarthTM Ltd.

Consolidated Statements of Cash Flows

(in thousands of Canadian dollars)

		Year ended
		October 31, 2021	October 31, 2020
		$	$
Operating activities
Net loss		(5,406)	(5,111)
Add (deduct) items not involving cash
Non-cash interest	(notes 4 and 9)	404	565
Depreciation and amortization	(notes 4, 6 and 7)	900	847
Impairment (recovery) loss		—	883
Share of equity investment loss		185	450
Operating grant recognized on SIF loan	(note 4)	(363)	(705)
Long-term incentive plan expense		3,715	1,250
Stock-based compensation		597	167
Net change in non-cash balances		2,105	(498)
Other operating cash flows
Settlement of restricted share units		(15)

Cash flows from (used in) operating activities		2,122	(2,152)

Investing activities
Acquisition of property, plant and equipment		(183)	(1,905)
Reimbursement of acquisition costs of property, plant and equipment		—	331
Net change in non-cash working capital related to investing activities		(185)	(450)

Cash flows used in investing activities		(368)	(2,024)

Financing activities
Government loan repayment		—	(205)
Government loan advance	(notes 4 and 9)	688	1,647
Payment of principal portion of lease obligations		(154)	(147)
Debenture transaction costs	(note 9)	(91)	—

Cash flows from financing activities		443	1,295

Effect of exchange rate changes on cash		(264)	116
Net increase (decrease) in cash		1,933	(2,765)
Cash, beginning of the period		7,423	10,188
Cash, end of the period		9,356	7,423

Supplemental cash flow information
Interest paid		201	403

Interest received		9	33

Income taxes paid		171	148

See accompanying notes

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

1.	DESCRIPTION OF THE BUSINESS

Founded in 2009, exactEarth™ Ltd. (the “Company” or “exactEarth”) is a provider of space-based maritime tracking data from its satellites. exactEarth leverages advanced microsatellite technology to deliver monitoring solutions. The Company is incorporated under the Canada Business Corporations Act and its shares are listed on the Toronto Stock Exchange (“TSX”). The Company’s head office is located at 260 Holiday Inn Drive, Cambridge, Ontario, Canada.

2.	SIGNIFICANT ACCOUNTING POLICIES

a)	Statement of compliance

These Consolidated Financial Statements present the Company’s results of operations and financial position as at and for the year ended October 31, 2021, including the comparative period, under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

These Consolidated Financial Statements were authorized for issuance by the Board of Directors of the Company on March 30, 2022.

b)	Basis of presentation

These Consolidated Financial Statements include the accounts of the Company and its subsidiary with intercompany transactions and balances eliminated. The Company has two divisions, one in Cambridge, Ontario, Canada, and one in Harwell, United Kingdom.

These Consolidated Financial Statements are presented in Canadian dollars (“CAD”), which is the Company’s functional currency, and have been prepared on a historical cost basis, except for the revaluation of certain financial assets and financial liabilities to fair value.

The Company has experienced operating losses resulting in a reduction of ongoing operating cash flows. Management has assessed and concluded that there are no material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern. Management applied significant judgment in arriving at this conclusion including:

•	The amount of new sales orders and total revenue to be generated to provide sufficient cash flows to continue to fund operations and other committed expenditures;

•	The timing of generating those new sales and the timing of the related cash flows;

•	The assessment of potentially discretionary expenditures that could be delayed in order to manage cash flows.

Given the judgement involved, actual results may lead to a materially different outcome.

On March 11, 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) outbreak a pandemic. COVID-19 has caused an unprecedented global health and economic crisis. The situation continues to rapidly evolve, resulting in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, and physical distancing. COVID-19’s impact on global markets has been significant through October and subsequent to the date of the Consolidated Financial Statements. The Company has reviewed the estimates, judgements and assumptions used in the preparation of the Consolidated Financial Statements, however the duration and magnitude of COVID-19’s effects on the global economy remains uncertain at this time. The Company has expected credit loss (“ECL”) related to a distributor in China that has been impacted by COVID-19, therefore becoming a credit risk. Employees of the Company have been working remotely from their homes since March 2020. Otherwise, as at the date of these statements, there has not been any impact on the Company’s operations as a result of COVID-19. The Company will continue to closely monitor the potential impact of COVID-19 on its business and operations.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

There are uncertainties related to COVID-19 that will persist beyond October 2021. Some of the Company’s clients and customers may be experiencing significant pressures on their operations, which could lead to credit losses and reductions in business in future periods. These uncertainties may include interruptions in the supply chain, unavailability of personnel, closure of facilities and a reduction in sales, earnings, and productivity.

The duration and impact of the COVID-19 pandemic is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company and its operating subsidiaries in future periods.

c)	Cash and cash equivalents

Cash and cash equivalents consist of balances with banks and short-term investments that mature within 90 days from the date of acquisition. Short-term investments are carried at their fair values.

d)	Short-term investments

Short-term investments consist of investments that mature greater than 90 days from the date of acquisition. Short-term investments are carried at their fair values.

e)	Property, plant and equipment

Property, plant and equipment (“PP&E”) are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing component parts of the PP&E and borrowing costs for eligible long-term construction projects. When significant parts of an item of PP&E are required to be replaced at intervals, the Company derecognizes the replaced part and recognizes the new part with its own associated useful life and depreciation. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the PP&E as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the Consolidated Statements of Loss and Comprehensive Loss as incurred.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Lease asset and leasehold	Lease term
improvements

Satellites	Four to ten years

Computer hardware	Three to five years

Furniture and fixtures	Three to five years

An item of PP&E and any significant part initially recognized are derecognized upon disposal or when no future economic benefits are expected from their use or eventual disposition. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Statements of Loss and Comprehensive Loss when the asset is derecognized.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

f)	Intangible assets

Finite-life intangible assets are valued at cost less accumulated amortization and accumulated impairment losses, if any, and which is provided at rates sufficient to write off the costs over the estimated useful lives of the assets, using the straight-line method as follows:

Computer software not integral to the hardware on which it operates	Three to ten years

Internally developed technology	Seven to eighteen years

Data rights	Ten years

Technology licences	Seven years

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Intangible assets with finite lives are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least as at the end of each reporting period. Changes in the expected useful life, or the expected pattern of consumption of future economic benefits embodied in the asset, are accounted for by changing the amortization period or method, as appropriate, and are treated prospectively as a change in accounting estimate. The amortization expense on intangible assets with finite lives is recognized in the Consolidated Statements of Loss and Comprehensive Loss in depreciation and amortization expense.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the Consolidated Statements of Loss and Comprehensive Loss when the asset is derecognized.

Costs that are directly attributable to the development and testing of identifiable and unique internally developed technology controlled by the Company are recognized as intangible assets when the criteria specified in International Accounting Standards (“IAS”) 38, Intangible Assets (“IAS 38”) are met. Capitalized costs include employee costs for staff directly involved in technology development and other expenditures directly related to the project.

Research and development expenditures

Research costs are expensed as incurred. Development expenditures on an individual project, are recognized as an intangible asset only when they have met the conditions of IAS 38. Investment tax credits (“ITCs”) reduce research and development expense and/or intangible assets in the same period in which the related expenditures are charged to income or capitalized provided there is reasonable assurance the benefit will be realized. Otherwise, the incentives are recorded when the benefit is expected to be realized.

Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses. Amortization begins when development is complete, and the asset is available for use. It is amortized over the period of expected future benefit. During the period of development, the asset is tested for impairment annually.

Research and development costs that are funded by the Company are presented separately on the Consolidated Statements of Loss and Comprehensive Loss. Government grants, ITCs, and other funding for research activity are presented as a reduction of the related expense or intangible asset.

g)	Impairment of long-lived assets

The Company assesses as at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s fair value less costs to sell (“FVLCS”) and its value in use (“VIU”), and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets in which case the assessment is made at the cash-generating unit (“CGU”) level. A CGU is the smallest identifiable group of assets that generate cash flows that are largely independent of cash inflows from other assets or groups of assets. The Company is currently assessed as a single CGU. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing VIU, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Given the Company is a single CGU, the market capitalization of the Company is a relevant measure of FVLCS.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

h)	Leases

At the inception of a contract, the Company determines whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an underlying asset for a period of time in the exchange for consideration. The Company recognizes a right-of-use asset (“ROU asset”) and a lease liability on the commencement date of the lease.

Right-of-use asset

ROU assets are initially measured at cost, which is comprised of the initial amount of the lease liability, and any initial direct costs incurred and an estimate of costs to dismantle, remove or restore the underlying asset or site on which it is located, less any lease payments made at or before the commencement date. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, a recognized ROU asset is depreciated using straight-line method over the shorter of its estimated useful life or the lease term. The ROU asset may be adjusted for certain remeasurements of the lease liability and impairment losses.

Lease liabilities

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily available. The Company uses a single discount rate for a portfolio of leases with reasonably similar characteristics. Lease payments include fixed payments less any lease incentives, and any variable lease payments where variability depends on an index or rate. The lease payments also include the exercise prices of purchase options reasonably certain to be exercised by the Company and payment of penalties for termination of a lease. Each lease payment is allocated between the repayment of the principal portion of the lease liability and the interest portion. The finance cost is charged interest expense in the consolidated statement of loss and comprehensive loss over the lease period. Payments associated with short-term leases (lease term of 12 months or less) and leases of low-value assets are recognized on a straight-line basis as an expense in the Consolidated Statement of Loss and Comprehensive Loss as permitted by IFRS 16, Leases (“IFRS 16”).

The carrying amount of the lease liability is remeasured if there is a modification resulting in a change in the lease term, a change in the future lease payments, or a change in the Company’s estimate of whether it will exercise a purchase, extension or termination option. If the lease liability is remeasured, a corresponding adjustment is made to the ROU asset.

As a practical expedient, IFRS 16 permits a lessee to not separate non-lease components, but instead account for any lease and associated non-lease components as a single arrangement. The Company applied this practical expedient.

Determining the lease term of contracts with renewal or termination options

The lease term includes the non-cancellable term of the lease including extension and termination options if the Company is reasonably certain to exercise the option. The Company applies judgement in evaluating whether it is reasonably certain to exercise the options. All relevant factors that create an economic incentive for it to exercise the renewal are considered. After the commencement date, the Company reassesses the lease term if there is a significant event or a change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option.

i)	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the respective asset. All other borrowing costs are expensed in the period they occur.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

j)	Income taxes

Current income taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, by the reporting date, in the countries where the Company operates and generates taxable income. Current income taxes related to items recognized directly in equity are recognized in equity and not in the Consolidated Statements of Loss and Comprehensive Loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred income taxes

Deferred taxes are provided using the liability method on temporary differences as at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted as at the reporting date.

Deferred taxes are recognized for all taxable temporary differences, except in specific circumstances outlined in IAS 12, Income Taxes (“IAS 12”).

Deferred tax assets are recognized for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax credits and unused tax losses can be utilized, except in specific circumstances outlined in IAS 12.

The carrying amount of deferred tax assets is reviewed as at each reporting date and reduced to the extent that it is no longer probable that all or part of the deferred tax asset will be utilized.

Unrecognized deferred tax assets are reassessed as at each reporting date and are recognized to the extent that it has become probable the benefit will be recovered.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to offset current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, would be recognized subsequently if new information about facts and circumstances existing at the acquisition date changed. The adjustment would either be treated as a reduction to goodwill (as long as it does not exceed goodwill) if it is incurred during the measurement period or in profit or loss.

Revenue, expenses and assets are recognized net of the amount of sales tax, except where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item as applicable. Trade accounts receivable or accounts payable and accrued liabilities are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of trade accounts receivable or accounts payable and accrued liabilities in the Consolidated Statements of Financial Position.

k)	Revenue recognition

Revenue is recognized through the application of the following steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

(v) recognition of revenue when, or as the Company satisfies a performance obligation. The Company assesses its revenue contracts against specific criteria in order to determine if it is acting as principal or agent.

A contract exists with a customer when both parties have approved the contract, commitments to performance and rights of each party (including payment terms) are identified, the contract has commercial substance and collection of substantially all consideration is probable for goods and services that are transferred.

Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the good or service either on its own or together with other available resources, and are distinct in the context of the contract, whereby the transfer of the good or service is separately identifiable from other promises in the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation.

The transaction price is determined based on the consideration the Company expects to be entitled to in exchange for transferring promised goods and services to the customer, excluding amounts collected on behalf of third parties such as sales taxes. Determining the allocation of transaction price requires significant judgment. Consideration in contracts with multiple performance obligations is allocated to the separate performance obligations based on the estimated stand-alone selling prices (“SSP”). To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration and includes the estimated revenue to the extent it is highly probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are based on historical experience, anticipated performance, and management’s best judgment based on the information available at the time.

Control of goods and services can be transferred at a point in time or over time. Control is the ability to direct the use of, and obtain the benefits from, an asset. The method and timing of transfer of control determines whether to recognize revenue at a point in time for each performance obligation or whether to use a measure of progress toward completion to recognize revenue over time.

The majority of revenue is derived from the sale of subscription services such as data subscriptions and software as a service. Customers simultaneously receive and consume subscription services; therefore, performance obligations are satisfied over time. Revenue is recognized upon delivery for data products such as archive data and custom reports, which are performance obligations satisfied at a point in time upon transfer of control. Other products and services include percentage of completion projects and sales of Class B transponders, which are recognized either as satisfied over time or at a point in time, depending on the nature of the transfer of control.

The Company may enter into contracts involving multiple performance obligations, such as products or services including data subscriptions and sales of historic archive data, Class B transponders and other data products. Consideration is allocated to the separate performance obligations based on estimates of SSP. The primary method used to estimate the SSP is consideration of sales of the products or services on a stand-alone basis, and the Company’s pricing policies.

Timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets are generated when contractual billing schedules differ from revenue recognition timing. Unbilled revenue is recorded in instances when revenue is recognized prior to invoicing, and amounts collected in advance of services being provided are recorded as deferred revenue.

Deferred contract costs

Deferred contract costs are amortized over the period of expected benefit. Estimating the costs to be deferred and the period of expected benefit is subjective and requires the use of management’s best judgments based on information available at that time. Changes in estimates are reflected in the period in which the circumstances that gave rise to the change occur. Contract costs are deferred if the costs are expected to be recoverable and if either of the following criteria are met:

•	The costs of obtaining the contract are incremental or explicitly chargeable to the customer; or

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

•

The fulfillment costs relate directly to the contact or an anticipated contract and generate or enhance the Company’s resources that will be used in satisfying the performance obligations in the future.

Deferred contract costs for the Company consist of sales commissions related directly to a contract.

Long-term fixed-price contracts

The Company occasionally provides goods and services to its customers under long-term, fixed-price contracts. The Company accounts for its revenue from fixed-price contracts using the percentage of completion method, which requires estimates to be made for contract costs and revenue. Contract costs include direct labour and direct costs for subconsultants, and other expenditures that are recoverable directly from clients. Progress on jobs is regularly reviewed by management and estimated costs to complete are revised based on the information available at the end of each reporting period. Contract cost estimates are based on various assumptions that can result in a change to contract profitability from one financial reporting period to another. Estimating total costs is subjective and requires management’s best judgments based on the information available at that time. On an ongoing basis, estimated revenue is updated to reflect the amount of consideration the Company expects to be entitled to in exchange for providing goods and services. Losses on such contracts are accrued when the estimate of total costs indicates that a loss will be realized. Accruals are drawn down as loss contracts progress. Contract billings received in excess of recognized revenue are included in current liabilities as deferred revenue. Contract progress in excess of billings made is recognized in current assets as unbilled revenue.

l)	Fair value of data transferred in non-monetary transactions

During the year, the Company provided data processing services and access to software in exchange for satellite and ground station operating services and satellite capacity. The fair value of the services provided were recognized as revenue, determined based on the fair value of the goods or services received. When the fair value of the goods or services received cannot be measured reliably, revenue is determined based on comparable revenue transactions with third parties and the Company’s pricing methodology.

m)	Foreign currency translation

A functional currency is the currency of the primary economic environment in which the entity operates and is normally the currency in which the entity generates and expends cash. The functional currency of the UK subsidiary is GBP while the function currency of the Canadian entity is CAD. Each entity’s financial statements are translated from their functional currency to CAD, which is the presentation currency of these Consolidated Financial Statements.

Transactions

Foreign currency transactions are initially recorded at the foreign exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange spot rate as at the reporting date. All differences are recorded in the Consolidated Statements of Loss and Comprehensive Loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined.

Translation

The assets and liabilities of foreign operations are translated into CAD at year-end exchange rates and their revenue and expense items are translated at exchange rates prevailing at the date of the transactions. The resulting exchange differences are recognized in other comprehensive loss. On disposal of a foreign operation, the foreign exchange in accumulated other comprehensive loss relating to that particular foreign operation is recognized in income in the Consolidated Statements of Loss and Comprehensive Loss.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

n)	Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive the cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial assets and liabilities are offset, and the net amount is reported in the Consolidated Statements of Financial Position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

Trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. These are classified in current assets, except for the portion expected to be realized or paid beyond twelve months of the Consolidated Statements of Financial Position date, if any, which are classified as non-current. Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value. The Company holds trade receivables with the objective of collecting contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

Due to the short-term nature of current receivables, their carrying amount is considered to be the same as their fair value.

Other accounts receivable

Other accounts receivable are amounts due from the Strategic Innovation Fund (“SIF”) for claimed and unclaimed funding related to expenses incurred and paid prior to the Consolidated Statements of Financial Position date. After initial recognition, other accounts receivable is subsequently measured at amortized cost. These are classified as current assets since funding claims are expected to be realized or paid within twelve months of the Consolidated Statements of Financial Position date, if any, which are classified as non-current.

Due to the short-term nature of other accounts receivables, their carrying amount is considered to be the same as their fair value.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are unsecured and are usually paid within 30 to 60 days of recognition. The carrying amounts of accounts payable and accrued liabilities are considered to be the same as their fair values, due to their short-term nature. Accounts payable and accrued liabilities also include other payables. Subsequently, accounts payable and accrued liabilities are measured at amortized cost using the effective interest rate method. Financial liabilities are classified as current liabilities if payment is due within twelve months. Otherwise, they are presented as non-current liabilities.

The Company is not party to any derivative financial instruments.

Loans payable

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate method. Non-interest-bearing loans and borrowings are measured at fair value using a market interest rate for a comparable instrument with a similar term. Gains and losses are recognized in the Consolidated Statements of Loss and Comprehensive Loss when the liabilities are derecognized as well as through the effective interest rate method amortization process.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the Consolidated Statements of Loss and Comprehensive Loss.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Impairment of financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. Objective evidence that financial assets are impaired can include default or delinquency by a debtor, restructuring or an amount due to the Company on terms that the Company would not otherwise consider, or indications that a debtor or issuer will enter bankruptcy. Trade receivables are reviewed qualitatively on a case-by-case basis to determine whether they need to be written off.

The Company applies the IFRS 9, Financial Instruments (“IFRS 9”) simplified approach to measuring ECL, which uses a lifetime expected loss allowance for all trade receivables and contract assets. To measure the expected credit losses, trade receivables, unbilled receivables, and other assets, have been grouped based on shared credit risk characteristics and the days past due.

The expected loss rates are based on payment profiles of sales over prior periods and the corresponding historical credit losses experienced during this period. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle receivables.

Impairment losses on financial assets are measured at amortized cost and are calculated as the difference between the carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and recorded as ECL against the related asset. When a subsequent event causes the impairment loss to decrease, the decrease is reversed through profit or loss.

o)	Convertible debentures

IAS 32, Financial Instruments: Presentation, requires the issuer of a non-derivative financial instrument to evaluate the terms of the financial instrument to determine whether it contains both a liability and an equity component. This evaluation is based on the contractual terms of the financial instrument, the substance of the arrangement and the definition of a financial liability, financial asset, and an equity instrument. If such components are identified, they must be accounted for separately as financial liabilities, financial assets, or equity.

The liability component of the Company’s convertible debentures is measured at the fair value of a similar liability that does not have an associated equity conversion feature. The equity component is allocated the residual difference between the difference between the fair value of the compound instrument (total issue proceeds) and the liability component. The equity component is credited directly to equity and is not subsequently remeasured nor reclassified to profit or loss.

Transaction costs that relate to the issue of a compound financial instrument are allocated to the liability and equity components of the instrument in proportion to the allocation of proceeds. Transaction costs are incremental costs that are directly attributable to the acquisition, issue or disposal of a financial asset or liability and includes fees and commissions paid to agents (including employees acting as selling agents), advisers, brokers, and dealers.

The initial carrying amount of the Company’s convertible debentures is adjusted for transaction costs. Transaction costs related to the liability component are included in the calculation of the amortized cost using the effective interest rate method and are included in interest expense recognized over the life of the instrument. Transaction costs allocated to the equity component are offset against the amount recognized in equity.

p)	Government assistance

Government assistance is periodically received in the form of grants, loans, or ITCs (see Research and development expenditures) that may be repayable at a rate based on future company performance. Government assistance with predetermined repayment requirements or conditional criteria is recorded as a liability when received or until the conditions are satisfied. If no predetermined repayment requirements exist, the assistance is treated as a reduction in the cost of the related item.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Interest-free government loans are measured at amortized cost using the effective interest rate method. The interest rate used is based on the market rate for a comparable instrument with a similar term. The difference between the fair value at inception and the loan proceeds received is recorded as a government grant. The grant portion is split between operating costs and capital costs based on the costs to which the loan relates. The grant related to capital is recognized as a reduction to the carrying amount of an eligible asset and is realized over the life of the asset as reduced amortization expense. The grant related to operating expenses is recognized in cost of revenue.

q)	Stock-based compensation and Employee Share Purchase Plan (“ESPP”)

Long-term incentive plan

The Company has established a long-term incentive plan (“LTIP”) for executives and certain employees. Under the terms of this plan, participants are eligible to receive incentive remuneration in the form of stock options and Restricted Share Units (“RSUs”).

Stock options

The Company recognizes compensation cost for all stock options granted to employees under the exactEarth stock option plan. exactEarth measures at fair value all stock options issued to employees or directors. The option exercise price is the share price of the Company’s common shares at the date of the grant. IFRS 2, Share-based Payments (“IFRS 2”), requires that the Company record these amounts as contributed surplus. The fair value of the direct grants of stock is determined by the quoted market price of the Company’s stock at the time of the award and the fair value of stock options is determined using the Black-Scholes option pricing model. The fair value of awards at the date of grant is recorded as an expense in these Consolidated Financial Statements and is recognized over the vesting period based on the number of options expected to vest. When options are exercised, they are settled with shares.

Share Unit Plan

RSUs are time-based and will vest on a cliff or graded basis, depending on the type of RSU. Type one RSUs cliff vested three years after the grant date. Type two RSUs vested on a graded basis at 25% one year after the grant date and 75% two years after the grant date. Type three RSUs vested on a graded basis of 50% at two and three years after the grant date. Type four RSUs vest on a graded basis of 33.3% at three, four and five years after the grant date. 2019, 2020 and 2021 RSUs vest on a graded basis of 40%, 30% and 30% at one, two and three years after the grant date. Each RSU, once vested, entitles the holder to receive one common share of the Company, settled in shares or cash at the discretion of the Company.

The Company amended the Share Unit Plan as of April 26, 2018, and now intends to equity settle the RSUs to satisfy obligations under the LTIP plan. The estimated value of the RSUs is recognized as compensation expense over the vesting period based on the grant date value of the Company’s shares and the time elapsed during the vesting period and is presented as contributed surplus.

Deferred Share Unit Plan

The Company has adopted a Deferred Share Unit (“DSU”) Plan for non-employee directors. Directors are required to receive a portion of their annual compensation in the form of DSUs and can elect to increase the percentage paid in DSUs. The DSUs vest over the quarterly service period for the director after the grant date and will be settled upon the director’s retirement from the Board of Directors.

Each DSU entitles the holder to receive either cash, based on the share value at the time of settlement, or one common share of the Company. The estimated value of the DSUs is recognized as compensation expense over the vesting period based on the market value of the Company’s shares at the end of each period and the time elapsed during the vesting period and is presented as a liability in the Consolidated Statements of Financial Position.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

ESPP

The Company implemented the ESPP during the quarter ended July 31, 2016. The ESPP offers employees the option of contributing between 1% and 10% of their gross salary towards the purchase of common shares of the Company. The Company will issue one share for every four shares that employees purchase during the ESPP year, which runs from March 1 to February 28. The Company’s matching contribution will be issued to the employee contingent upon the employee remaining employed by the Company on the last day of the ESPP year. The fair values on the date that the employees commit to purchase shares are used to determine the applicable compensation expense to the Company. The compensation expense is recognized over the period from the date the employee acquires the shares to the date the Company matching shares are issued to the employee. The accumulated amount of ESPP expense charged to income, but not yet issued, is included in contributed surplus. The plan was terminated during the year on September 23, 2021.

r)	Employee future benefit plan

Defined contribution pension plan

The Company sponsors a defined contribution pension plan for certain of its employees. The cost of providing benefits through the defined contribution pension plan is charged to income in the period in which the contributions become payable.

s)	Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the Consolidated Statements of Loss and Comprehensive Loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

t)	Loss per share

The Company presents basic and diluted loss per share data for its common shares. Basic loss per share is calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year. Diluted loss per share is determined by adjusting the loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for the effects of all dilutive potential common shares.

u)	Critical judgments and estimates

The preparation of the Company’s Consolidated Financial Statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

The key assumptions concerning the future and other key sources of estimation uncertainty as at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company bases its assumptions and estimates on parameters available when the Consolidated Financial Statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market fluctuations or circumstances arising beyond the control of the Company. Such changes are reflected in the assumptions when they occur.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

The following are the critical judgments, estimates and assumptions that have been made in applying the Company’s accounting policies:

Forecasted cash flow

The Company uses a forecasted cash flow to assess the Company’s ability to continue as a going concern. Significant judgment is required to forecast the amount of new sales orders and total revenue and the timing of the related cash flows.

Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts using the simplified ECL model. The Company ECL model uses a provision matrix to apply historical loss rates to outstanding receivable balances. Judgement is required in determining the grouping of receivables based on shared credit risk characteristics as well as determining historical loss rates which are reflective of future economic conditions.

Fair value of financial liabilities

The fair values of long-term loans are calculated using discounted cash flows with a discount rate indicative of the Company’s borrowing rate when the funding is received. The discount rate uses Level II inputs, based on observable market data.

Impairment

The recoverable amount for intangible assets and PP&E is based on FVLCS, estimated using market capitalization.

Share-based payments

Share-based payment expense is measured based on the grant date Black-Scholes option pricing model for stock options.

Revenue recognition and contracts in progress

Revenue is adjusted for the effects of a significant financing component when the period between the transfer of the promised goods or services to the customer and payment by the customer exceeds one year. Judgement is required to determine whether a contract contains a significant financing component and the discount rate to be applied when adjusting the promised consideration for the significant financing component.

Consideration in contracts with multiple performance obligations is allocated to the separate performance obligations based on estimated SSP. Judgment is required to determine the SSP for each distinct performance obligation. The Company’s products and services often have observable SSP when the Company sells a promised product or service separately to similar customers. A contractually stated price or list price for a good or service may be the SSP of that good or service. However, in instances where SSP is not directly observable, the Company determines the SSP by maximizing observable inputs and using an approach using information that may include market conditions and other inputs from the Company’s pricing team, including historical SSP.

Changes in estimates are reflected in the period in which the circumstances that give rise to the change become known and affect the Company’s revenue, unbilled receivables, contract assets, and deferred revenue.

Revenue on fixed-price contracts with performance obligations satisfied over time is recognized on a percentage of completion basis. In applying the accounting policy to fixed-price contracts, judgment is required in determining the estimated costs to complete a contract. These cost estimates are reviewed as at each reporting period and by their nature may give rise to income volatility. To estimate income (loss) on completion, the Company takes into account factors inherent to the contract by using historical and/or forecast data. When total contract costs are likely to exceed total contract revenue, the expected loss is recognized immediately and recorded in accounts payable and accrued liabilities in the Consolidated Statements of Financial Position. The accrual is drawn down over the completion of the contract using the percentage of completion method.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

3.	FUTURE ACCOUNTING CHANGES

AMENDMENTS ISSUED BUT NOT YET EFFECTIVE

A number of amendments to standards have been issued but are not yet effective for the financial year ended October 31, 2021, and accordingly, have not been applied in preparing these Consolidated Financial Statements. In 2021 the IASB issued amendments to the following standards, which are effective for annual periods beginning on or after January 1, 2023. Early application is permitted.

•	Amendments to IAS 1, Presentation of Financial Statements, clarifying the requirements for classifying liabilities as current or non-current;

•

Amendments to IAS 37, Provisions, Contingent Liabilities and Contingent Assets, clarifying the standard regarding costs a company should include as the cost of fulfilling a contract when assessing whether a contract is onerous;

•	Amendments to IAS 8 - Definition of Accounting Estimates to help entities distinguish changes in accounting estimates from changes in accounting policies;

•	Amendments to IAS 1 and IFRS Practice Statement 2—Disclosure of Accounting Policies, providing guidance and examples to help entities apply materiality judgements to accounting policy disclosures;

•

Amendments to IAS 12 Income Taxes - Deferred tax related to assets and liabilities arising from a single transaction, clarifying that the initial recognition exception does not apply to transactions such as leases and decommissioning obligations, where equal amounts of deductible and taxable temporary differences arise on initial recognition. It is a matter of judgment whether payments that settle a liability are deductions attributable (for tax purposes) to the liability (and interest expense) or to the related asset component (and interest expense).

The Company is currently assessing the potential impact of these amendments.

4.	GOVERNMENT ASSISTANCE

Strategic Innovation Fund Loan

On October 18, 2018, exactEarth signed a loan agreement with the SIF. Under this agreement, exactEarth is eligible to receive funding for certain expenditures incurred from February 13, 2018 to February 12, 2021 to a maximum of $7,206. The loan is repayable in 15 annual payments beginning February 28, 2024. The repayment values are dependent upon a calculated Performance Factor based on performance in fiscal 2023, which is used to calculate a Repayment Rate. The Repayment Rate is applied to annual Gross Business Revenue for the payment in February of the subsequent years. Total repayments cannot exceed a maximum of 1.3 times the cash received, including interest. The implied interest rate if maximum repayments are required, assuming equal payments over 15 years, is 2.86%.

During the year ended October 31, 2021, $688 in loan advances were received (October 31, 2020 - $1,647). An additional receivable of $709 (October 31, 2020 - $752) was recorded in accounts receivable for funding related to eligible expenditures incurred prior to October 31, 2021.

The SIF loan is measured initially at fair value, and subsequently measured at amortized cost using the effective interest rate method. An interest rate of 14% was used based on the market interest rate for a comparable instrument with a similar term when the funding was received.

The difference between the fair value at inception and the loan proceeds received is recorded as a government grant, which is recognized as an operating grant or a capital grant based on the relative proportion of eligible expenditures incurred. The capital grant is recorded as a reduction in the cost of the related asset and amortized to income over the life of the asset.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Recognized in the Consolidated Statements of Financial Position as at:	October 31, 2021	October 31, 2020
Loans payable	$1,886	$1,442
Accounts receivable	709	752
Property, plant and equipment - net capital grant	489	509

The amounts recognized in respect of the SIF loan for the year ended October 31 are as follows:

Recognized in the Consolidated Statements of Loss and Comprehensive Loss as follows:	October 31, 2021	October 31, 2020
Cost of revenue - operating grant	$(363)	$(705)

Interest expense	205	134

Reduction of amortization expense	(81)	(46)

Net impact	$(239)	$(617)

South Africa Safety Initiative for Small Vessels (“OASIS”) Funding

In June 2019, the Company obtained funding for the Madagascar Safety Initiative for Small Vessels (“MSIS”) as part of the OASIS contract to fund the set-up of small vessel tracking operations in Madagascar. This funding was available to partially offset eligible project costs between June 2019 and March 2020. There was no activity in the year ended October 31, 2021, compared with the year ended October 31, 2020 where MSIS funding of $327 was recognized as an offset to product development expense of $316.

Market Evolution for Small-Scale Fisheries in Africa (“MESA”) Funding

In October 2020 the Company obtained funding from Innovate UK, a non-departmental public body funded by grant-in-aid from the United Kingdom government, to complete a research & development project for market evolution for small scale fisheries in Africa. The MESA funding was available to partially offset eligible project costs between November 2020 and April 2021. In the year ended October 2021 the Innovate UK funding of $97 (October 31, 2020-$nil) was recognized as an offset to cost of revenue expense of $97 (October 31, 2020-$nil).

5.	INVESTMENT

On November 10, 2015, the Company entered into a shareholder’s agreement, licence agreement and services agreement with Myriota Pty. Ltd. (“Myriota”). Myriota is located in Adelaide, Australia, and has a fiscal year ending June 30. The Company invested $2,000 Australian dollars (“AUD”) (CAD$1,894) and in-kind contributions in 2016 valued at AUD$400 in exchange for 32% ownership, options for further equity investment, and a licence to an advanced signal processing technology. This technology was developed at the University of South Australia in order to develop advanced terminals, infrastructure, and applications for the fast-growing Satellite Internet of Things (“SIoT”) focused on the location tracking and sensor data applications global market. The Company assessed the fair value of each component and allocated the full value of the investment to the licence based on a relative fair value calculation. The fair value of the technology was assessed using a discounted cash flow method. The Company will pay a 3.5% royalty on revenue derived from the technology under licence.

Myriota completed an AUD$20,000 Series A equity raise on March 26, 2018, and an AUD$28,000 Series B equity raise on April 6, 2020.

A portion of the proceeds from the sale of assets was used to purchase Class A shares in Myriota on July 31, 2020 through a $450 non-cash transaction. The Company continues to have significant influence over Myriota and accounts for the investment using the equity method of accounting. The Company has determined that it has significant influence over Myriota based on its representation on the Board of Directors. Myriota has a history of financial losses, which were not recognized under the equity method, as they represented more than the investment’s value and the Company does not have a legal or constructive obligation to make payments on behalf of Myriota. Therefore, the Company’s share of losses from prior years has been recorded against the increase in investment as share of equity investment loss in the Consolidated Statements of Loss and Comprehensive Loss.

On October 15, 2021, the Company purchased an additional 201,000 ordinary shares of Myriota for AUD$201 from a private investor.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

The Company’s ownership interest at October 31, 2021 is 14% (October 31, 2020 - 13%).

6.	PROPERTY, PLANT AND EQUIPMENT

PP&E consist of the following:

Cost	ROU Lease Asset and Leasehold Improvements	Satellites	Computer Hardware	Furniture and Fixtures	Total
at October 31, 2020	$422	$29,596	$4,007	$91	$34,116
Additions	—	158	25	—	183
Disposals	—	—	(1,704)	—	(1,704)
Deductions	—	(61)	—	—	(61)

at October 31, 2021	$422	$29,693	$2,238	$91	$32,534

Accumulated Depreciation	ROU Lease Asset and Leasehold Improvements	Satellites	Computer Hardware	Furniture and Fixtures	Total
at October 31, 2020	$204	$24,891	$3,660	$89	$28,844
Depreciation expense	154	457	120	2	733
Disposals	—	—	(1,704)	—	(1,704)

at October 31, 2021	$358	$25,348	$2,076	$91	$27,873

Net Book Value	ROU Lease Asset and Leasehold Improvements	Satellites	Computer Hardware	Furniture and Fixtures	Total
at October 31, 2020	$218	$4,705	$347	$2	$5,272

at October 31, 2021	$64	$4,345	$252	$—	$4,661

ROU lease asset and leasehold improvements includes a ROU lease asset with a cost of $369 and accumulated amortization of $305.

During the year ended October 31, 2021, the Company recognized cost reimbursements of $61 (October 31, 2020 - $383) related to capital funding from the SIF loan for the purchase of computer hardware and satellite costs. The Company also earned cost reimbursements for assisting in the development of a satellite in the year ended October 31, 2021 of $nil (October 31, 2020 - $331).

7.	INTANGIBLE ASSETS

Intangible assets consist of the following:

Cost	Computer Software	Internally Developed Technology	Technology Licenses	Data Rights	Total
at October 31, 2020	$3,795	$8,903	$2,050	$13,031	$27,779
Additions	—	—	—	—	—
at October 31, 2021	$3,795	$8,903	$2,050	$13,031	$27,779

Accumulated Amortization	Computer Software	Internally Developed Technology	Technology Licenses	Data Rights	Total
at October 31, 2020	$3,782	$8,651	$1,872	$12,188	$26,493
Depreciation expense	6	48	—	114	168
at October 31, 2021	$3,788	$8,699	$1,872	$12,302	$26,661

Net Book Value	Computer Software	Internally Developed Technology	Technology Licenses	Data Rights	Total
at October 31, 2020	$13	$252	$178	$843	$1,286

at October 31, 2021	$7	$204	$178	$729	$1,118

Intangible assets that have not yet commenced amortization are technology licences of $178 (October 31, 2020 – $178).

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Significant individual assets included in the amounts above as at October 31, 2021 are as follows:

Description	Category	Carrying Amount	Remaining Amortization Period (Months)
De-collision software	Internally developed technology	$178	75
Myriota licence	Technology licence	$179	84
L3Harris data licence	Data rights	$729	75

The L3Harris Technologies, Inc. (“L3Harris”) data licence represents access to data from the full constellation of Iridium Next. As these satellites were put into service, they began amortizing on an individual satellite basis. The remaining amortization period is calculated based on the amortization taken to date as a percentage of the total expected amortization, applied to the useful life of the constellation. All of the Iridium Next satellites were in service as of February 2019.

8.	LEASES

The ROU asset and lease liabilities relate to the lease of real estate property were measured at the present value of remaining lease payments discounted at the Company’s incremental borrowing rate of 5%, based on the market interest rate for a comparable instrument with a similar term, as at November 1, 2019.

	Right-of-use asset	Lease liabilities
Balance at October 31, 2020	$216	$207
Depreciation	(152)	—
Interest	—	6
Payments	—	(160)

Balance at October 31, 2021	$64	$53
Less: current portion	—	(53)

Long-term lease liability	$—	$—

For the year ended October 31, 2021, the Company recognized expense related to low-value leases of $20 in Selling, general, and administrative expense.

The future minimum lease payments required under non-cancelable operating leases as of October 31, 2021 are due as follows:

For the years ending October 31
2022	$53
2023	—

2024	—

2025	—

2026	—

Thereafter	$—

9.	LOANS PAYABLE, FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE

a)	Loans payable and convertible debentures

Loans payable comprise the following:

	October 31, 2021	October 31, 2020
SIF loan (note 4)	5,689	5,046
Convertible debentures	—	17,875
	$5,689	$22,921
Less: unamortized interest	(3,083)	(11,790)

	$1,886	$11,131
Less: current portion of loans	—	—

Long-term loans payable	$1,886	$11,131

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Principal repayments are due as follows:

For the years ending October 31
2022	$—
2023	$—
2024	$332
2025	$332
2026	$332
Thereafter	$4,693
Total	$5,689

b)	Financial instruments

Fair values

For the Company’s cash, short-term investments, accounts receivable, and accounts payable and accrued liabilities, the fair values approximate their respective carrying amounts due to their short-term maturities.

SIF loan

The SIF loan has a carrying value as at October 31, 2021 of $1,886 (October 31, 2020 – $1,442), which approximates fair value. The fair value of the SIF loan was calculated using discounted cash flows with a discount rate of 14% indicative of the Company’s borrowing rate when the funding was received.

Convertible debentures

On December 13, 2018, the Company announced the private placement of 13,000 convertible debentures at a price of $1 per convertible debenture for gross proceeds of $13,000. Each convertible debenture is convertible into 2,000 common shares of the Company, being an effective conversion price of $0.50 at the option of the holder, at any time prior to the fifth anniversary of the closing date.

The private placement resulted in net proceeds of $11,854 to the Company after deduction of $1,146 of expenses for the private placement and the strategic review process, including advisory, legal, listing, and other fees. The fair value of the liability component of the convertible debentures of $9,801 was calculated using discounted cash flows with a discount rate of 14% indicative of the Company’s borrowing rate when the funding was received. The balance of the proceeds of $3,199 is included as a component of contributed surplus in equity. Transaction costs of $864 have been allocated to the liability component and $282 was allocated to the equity component based on the allocation of the proceeds.

On January 8, 2021, the Company issued a redemption notice to redeem all its outstanding convertible debentures. As provided under the terms of the convertible debentures, all holders elected to convert their debentures into common shares, resulting in an aggregate of 26,000,000 common shares issued in satisfaction of the $13,000 principal amount. The Company elected to satisfy accrued and unpaid interest on the convertible debentures, totalling $1,725, through the issuance of 1,369,585 common shares. On February 10, 2021, 27,369,585 common shares were issued to the holders of the convertible debentures at a value of $14,487, net of $91 transaction costs.

In the year ended October 31, 2021, the Company recognized interest expense of $549 (October 31, 2020 -$1,648) including amortization of the deferred transaction costs, related to the convertible debentures.

Short-term investments

The Company holds no Guaranteed Investment Certificates (October 31, 2020—one Guaranteed Investment Certificate totalling $29) as collateral for a customer contract.

Foreign currency

As at October 31, 2021, approximately 87% of cash, 62% of accounts receivable and 54% of accounts payable and accrued liabilities are denominated in foreign currencies, respectively (October 31, 2020 – 45%, 71%, and 44%, respectively). These foreign currencies include the US dollar (“USD”), British pound (“GBP”) and euro (“EUR”).

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

The Company is exposed to foreign currency risk on the following cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities denominated in foreign currencies:

Currency	Cash	Accounts receivables	Accounts payable and accrued liabilities
USD	$6,204	$978	$1,354
GBP	£127	£38	£293
EUR	€157	€849	€1,217

Fair value hierarchy

The Company categorizes financial assets and liabilities recorded at fair value in the Consolidated Statements of Financial Position based on a fair value hierarchy. Fair values of assets and liabilities included in Level I are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level II include valuations using inputs other than the quoted prices for which all significant inputs are based on observable market data, either directly or indirectly. Level III valuations are based on inputs that are not based on observable market data. The disclosure of the fair value of the debenture and SIF loan debt are considered to be a Level II measurement.

Foreign currency risk

Transaction exposure

The Company is exposed to foreign currency risk as a result of transactions in currencies other than its functional currency, the CAD. The majority of the Company’s revenue is transacted in USD. Portions of the revenue are denominated in EUR, GBP, and CAD. The majority of salaries, purchases, certain operating costs, and manufacturing overhead are incurred primarily in CAD.

Translation exposure

The Company’s foreign operation is exactEarth Europe. The assets and liabilities of the foreign operations are translated from GBP into CAD using the exchange rates in effect as at the dates of the Consolidated Statements of Financial Position. Unrealized translation gains and losses are recognized in other comprehensive income (loss). The accumulated currency translation adjustments are recognized in income when there is a reduction in the net investment in the foreign operations.

Foreign currency risks arising from translation of assets and liabilities of foreign operations into the Company’s functional currency are generally not hedged.

The majority of the Company’s foreign currency risk resides with USD, GBP, and EUR transactions. To evaluate the sensitivity of net loss to potential changes in exchange rates, actual changes in exchange rates during the fiscal year were considered as an indicative range of potential changes in exchange rates as noted in the table below. The rates were entered into models that show the valuation impact to customer contracts, cash balances and foreign currency denominated monetary Consolidated Statements of Financial Position items.

Currency	Change in exchange rate vs CAD	Increase (decrease) in net loss
USD	+6%	$296
	-6%	($296)

GBP	+1%	$19
	-1%	($19)

EUR	+1%	$28
	-1%	$(28)

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Potential foreign currency impacts for the year ended October 31, 2020:

Currency	Change in exchange rate vs CAD	Increase (decrease) in net loss
USD	+1%	$35
	-1%	($35)

GBP	+1%	$12
	-1%	($12)

EUR	+1%	$45
	-1%	$(45)

Interest rate risk

The Company’s risk exposure to market interest rates relates primarily to new financing or renewals of existing financing arrangements. The Company’s policy is to review its borrowing requirements on a continual basis and to enter into fixed or variable interest rate borrowing arrangements as required. The SIF loan is a non-interest bearing loan recorded at amortized cost. Therefore, the Company is not exposed to fluctuations in interest rates.

Credit risk

Credit risk arises from the inability of customers to discharge their obligation to the Company. If one or more customers were to delay, reduce or cancel orders, the overall orders of the Company may fluctuate and could adversely affect the Company’s operations and financial condition.

The maximum exposure to credit risk as at the Consolidated Statements of Financial Position dates is best represented by the carrying amount of the Company’s accounts receivable and unbilled revenue. The Company is exposed to credit risk from the potential default by counterparties that carry the Company’s cash and attempts to mitigate this risk by dealing only with large financial institutions with good credit ratings. All of the financial institutions the Company transacts with meet these qualifications.

The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. Accounts receivables are non-interest bearing and are generally on 30 to 60-day payment terms. Six customers comprise 57% of trade accounts receivable as at October 31, 2021 (October 31, 2020 – six customers comprised 58%).

Trade receivables as at October 31 were as follows:

Days overdue	2021	2020
Current	$2,362	$1,451
1 - 30 days	638	260
31 - 60 days	44	409
61 - 90 days	58	2
Greater than 90 days	333	389

Total	$3,435	$2,511

The carrying amount of trade accounts receivable and unbilled revenue is reduced through the use of a lifetime ECL allowance. The ECL was calculated based on historical default patterns for grouped aged receivables. At October 31, 2021, an ECL of $226 (October 31, 2020—$83) was recognized in the Consolidated Statements of Financial Position related to accounts receivable. The Company has recognized additional ECL of $371 (October 31, 2020-$300) related to unbilled revenue from a distributor in China that has been impacted by COVID-19. Bad debt expense of $221 was recognized in the Consolidated Statements of Loss and Comprehensive Loss within selling, general and administrative expenses for the ECL on trade accounts receivable and unbilled revenue. When a receivable balance is considered uncollectible, it is written off against the allowance for doubtful accounts and trade accounts receivable. Subsequent recoveries of amounts previously written off are credited against selling, general and administrative expenses.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Liquidity risk

Liquidity risk is the Company’s ability to meet its financial obligations when they come due. The Company monitors its risk to a shortage of funds using a recurring liquidity planning tool. This tool considers the maturity of its financial assets (e.g., trade accounts receivable and other financial assets), liabilities (e.g., accounts payable and accrued liabilities and loans), and projected cash flows from operations. The Company’s objective is to maintain a balance between continuity of funding and flexibility through borrowing facilities available through the Company’s bank, and purchase contracts. The Company’s policy is to ensure that adequate funding is available from operations, established lending facilities and other sources as required.

The tables below summarize the maturity profile of the Company’s financial liabilities based on contractual payments.

October 31, 2021	< 3 Months	3 to 12 Months	1 to 5 Years	>5 Years	Total
Accounts payable and accrued liabilities	$4,683	$2,042	$—	$—	$6,725
Commission payable	123	362	72	—	557
Lease payable	40	13	—	—	53
Government loans payable	—	—	996	4,693	5,689
Long-term incentive plan liability	4,839	—	—	—	4,839

Total	$9,685	$2,417	$1,068	$4,693	$17,863

October 31, 2020	< 3 Months	3 to 12 Months	1 to 5 Years	>5 Years	Total
Accounts payable and accrued liabilities	$2,803	$2,650	$—	$—	$5,453
Commission payable	98	547	139	—	784
Lease payable	40	120	53	—	213
Convertible debenture	114	341	17,420	—	17,875
Government loans payable	—	—	572	4,474	5,046
Long-term incentive plan liability	—	—	1,124	—	1,124

Total	$3,055	$3,658	$19,308	$4,474	$30,495

10.	CREDIT FACILITY

On April 22, 2021, the Company entered into a credit agreement provided by the National Bank of Canada (“NBC”). The amount available under the secured, revolving operating line (the “Credit Facility”) is a maximum of $6,000 based on recurring revenue. With no fixed term or maturity date, the Credit Facility is annually renewing and is undrawn as at October 31, 2021.

Borrowings under the Credit Facility bear interest at a rate of NBC Prime + 2.85% per annum. The Credit Facility contains financial covenants, which require the Company to maintain a satisfactory cash-to-burn ratio, tested on a quarterly basis. As at October 31, 2021, the Company was in compliance with all covenants.

11.	CAPITAL MANAGEMENT

The primary objectives of the Company’s capital management are:

•	to ensure a sufficient liquidity position to finance general and administrative expenses, working capital, research and development and capital expenditure; and

•	to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk undertaken.

The Company monitors capital on a basis consistent with others in the industry, based on total debt to shareholders’ equity. Capital is defined as shareholders’ deficiency as presented in the Consolidated Statements of Financial Position, excluding accumulated other comprehensive loss, and total debt is defined as the sum of short-term and long-term liabilities. The Company uses the percentage of total debt to total capital to monitor the capitalization of the Company. The Company is not subject to any capital requirements imposed by a regulator.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

12.	SHARE CAPITAL

Issued capital

The Company has authorized an unlimited number of preferred shares, of which none are outstanding. The Company has authorized an unlimited number of common shares with no par value. As at October 31, 2021, the issued and outstanding shares totalled 49,846,221 (October 31, 2020 – 22,048,640).

	Number of Shares	Value of Shares
Balance as at October 31, 2019	21,703,415	$123,823
Add: ESPP share issuances	32,135	11
Add: RSU share issuances	313,090	89

Balance as at October 31, 2020	22,048,640	$123,923
Add: Stock options exercised	25,541	15
Add: ESPP share issuances	16,775	35
Add: RSU share issuances	385,680	511
Add: Debenture conversion	27,369,585	14,487

Balance as at October 31, 2021	49,846,221	$138,971

Stock-based compensation

The Company recognizes compensation cost for all stock options granted to employees under the exactEarth stock option plan. The exercise price for options granted in February 2016 is the Spinout Transaction share price of the Company’s common shares at the date of the grant, which was $6.50 per share. Additional options were granted on March 26, 2019, April 29, 2020 and April 22, 2021 with an exercise price of $0.34, $0.35 and $1.35 per share, respectively. The maximum number of common shares authorized for grant under the option plan is 7,476,933.

All options vest on a graded basis depending on the type of option. Type one options vested on a 40%, 30% and 30% basis over three years and have a contractual life of six years. Type two options vested on a 25% and 75% basis over two years and have a contractual life of six years. Type three options vested on a 40%, 30% and 30% basis in years three through five and have a contractual life of eight years. 2019, 2020 and 2021 options vest on a 40%, 30% and 30% basis in years one through three and each have a contractual life of six years. All stock options are accounted for as equity-settled awards.

The fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2016 Spinout Transaction
	Type 1	Type 2	Type 3	2019	2020	2021
Average risk-free interest rate	0.65%	0.63%	0.94%	1.63%	0.51%	0.74%
Dividend yield	0%	0%	0%	0%	0%	0%
Average volatility	77.06%	77.40%	74.42%	93.77%	94.77%	113.25%
Average expected life of options (years)	4	3.75	6	4	4	4
Remaining contractual life (years)	0.3	0.3	2.3	3.4	4.5	5.48
Weighted average fair value of options outstanding	$1.08	$1.06	$1.32	$0.23	$0.23	$1.01
Weighted average exercise price of options outstanding	$6.50	$6.50	$6.50	$0.34	$0.35	$1.35

In 2021, volatility was calculated using the historical volatility of the Company. Prior to 2021, volatility was calculated using comparable companies for the period commencing when those entities were publicly traded and corresponding to the expected life of each option type. The estimated fair value of the options is amortized to expense over the vesting periods of the options. For the year ended October 31, 2021, the stock-based compensation expense recognized was $168 (October 31, 2020 $ $157). This amount was added to contributed surplus. Vested options can be exercised prior to their expiry date. There are 1,327,154 vested options as at October 31, 2021 (October 31, 2020 $ 819,575) with a weighted average exercise price of $4.35.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

A summary of the option activity is as follows:

Stock Options
Balance as at October 31, 2019	1,171,913
Granted	824,913
Expired	(31,376)

Balance as at October 31, 2020	1,965,450

Granted	180,395
Exercised	(31,354)
Forfeited	(28,422)
Expired	(25,626)

Balance as at October 31, 2021	2,060,443

Options forfeited and expired had a weighted average exercise price of $3.27.

Employee Share Purchase Plan

The ESPP expense amount for the year ended October 31, 2021 was $6 (October 31, 2020—$10). The plan was terminated during the year on September 23, 2021. There were 10,559 shares issued under the ESPP at February 28, 2021 and 6,216 shares issued under the ESPP at September 23, 2021 (February 28, 2020 – 32,135 shares issued).

Long-term incentive plan

The following details the RSUs and DSUs as at October 31, 2021:

	RSU	DSU
Share unit balance, October 31, 2020	1,913,916	1,440,928
Share units granted	478,840	221,921
Share units settled	(833,711)	—
Share units forfeited	(100,012)	—

Share unit balance, October 31, 2021	1,459,033	1,662,849

Aggregate fair value of units outstanding as at the end of the year	$982	$4,839
Weighted average fair value of units outstanding as at the end of the year	$0.67	$2.91

For the year ended October 31, 2021, compensation expense of $4,137 (October 31, 2020 – $1,250) was recognized for the Company’s LTIP. During the year ended October 31, 2021, the Company settled 835,687 RSUs for $511 in shares, resulting in the issuance of 385,680 shares, net of $579 of withholding taxes remitted on behalf of employees (October 31, 2020 – 613,053 RSUs for $90 in shares, resulting in the issuance of 313,090 shares, net of $86 of withholding taxes remitted on behalf of employees).

Outstanding DSUs can be settled in cash or equity at the option of the holder. If the holder elects to receive shares, the Company will purchase shares in the market to satisfy the obligation. The DSUs are accounted for as cash-settled. During the year ended October 31, 2021, the Company did not settle any DSUs (October 31, 2020 – nil).

Loss per share

Basic and diluted loss per share for the year ended October 31:

	2021	2020
Numerator for basic and diluted loss per share available to common shareholders:
Net loss attributable to common shareholders	$(5,404)	$(5,111)

Denominator for basic and diluted loss per share:
Weighted average number of shares outstanding	45,746,448	21,881,428

Basic and diluted loss per share	$(0.12)	$(0.23)

There are 2,654,565 share units that are antidilutive at October 31, 2021 (October 31, 2020 – 2,996,277).

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

13.	COMMITMENTS AND CONTINGENCIES

Capital commitments

As at October 31, 2021, capital commitments in respect of the purchase of PP&E were nil (October 31, 2020 - nil). There were no other material capital commitments outstanding as at October 31, 2021.

L3Harris commitment

The Company has an agreement with L3Harris (“L3Harris Agreement”) to receive satellite automatic identification system (“S-AIS”) data from the L3Harris AppStar payloads on-board Iridium NEXT Constellation, Iridium’s second-generation satellite constellation. As at October 31, 2021, there were 58 AppStar payloads on the Iridium NEXT Constellation commissioned and in service. In February 2019, L3Harris asserted that the initial operating capacity (“IOC”) has been achieved as a result of the deployment of 58 satellites as of that date.

On January 21, 2020, the Company announced that it had reached agreement on an Amended and Restated L3Harris Agreement (“A&R L3Harris Agreement”). The A&R L3Harris Agreement updates the terms of the June 2015 L3Harris Agreement. This amended agreement provides the Company with a reduced and simplified cost structure for S-AIS data services.

The parties agreed that full deployment of the system has been achieved and that IOC has occurred.

The fixed fee of USD $750 per quarter (USD $3,000 per year) under the L3Harris Agreement is replaced by a fixed fee of USD $358 per month (USD $4,300 per year) under the A&R L3Harris Agreement. The following table summarizes the CAD operational fees commitment under the A&R L3Harris Agreement, which includes the fixed payments to L3Harris, but does not include revenue share.

L3Harris Fees	Less than 1 Year	1 to 5 Years	After 5 Years
Operational fees payable	$5,324	$21,298	$25,473

Under the L3Harris Agreement, the Company paid L3Harris a quarterly revenue share amount of 40% of S-AIS data revenues and L3Harris paid exactEarth an 18% share of L3Harris S-AIS data revenues. Under the A&R L3Harris Agreement, the Company will pay a 30% share of S-AIS data revenues for the portion of exactEarth annual S-AIS data revenue which is in excess of USD $16,000 and the Company will receive no share of L3Harris S-AIS data revenues. Under the A&R L3Harris Agreement no revenue share was owed by either party to the other with respect to AIS Analytics sales during the year ended October 31, 2021.

The A&R L3Harris Agreement remains in effect until August 7, 2031.

FleetMon commitment

The Company receives terrestrial automatic identification system (“T-AIS”) data from FleetMon, and in return, pays FleetMon 20% of revenue on data sales that includes their terrestrial AIS data. In addition, a further fee of 90 EUR per year for terrestrial data is included in exactEarth integrated products. All payments are made in EUR at a contractual exchange rate of $1.5152.

The Agreement with FleetMon commenced on May 22, 2019 and remained in effect for two years. The agreement then automatically renews each year unless either party provides the other with six months written notice of non-renewal.

MarineTraffic commitment

The Company receives T-AIS data from MarineTraffic, and in return, pays MarineTraffic 100% of revenue on data sales that includes their T-AIS data. All payments are made in USD at the average exchange rate for the period.

The agreement with MarineTraffic concludes on June 10, 2022.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

IHS Markit commitment

The Company receives T-AIS data from Markit Group Limited (“IHS Markit”). Commencing December 1, 2020, the Company paid a minimum quarterly fee of USD $62. Effective December 1, 2021, the Company will pay IHS a quarterly fee of USD $188.

The agreement with IHS Markit continues until November 30, 2024. Upon expiration of the term, the agreement will automatically renew for three additional years unless either party gives written notice of termination at least six months before the end of the term or any renewal term.

V-AIS commitment

The Company receives vessel AIS (“V-AIS”) data from a third party and pays that third party a minimum annual fee of USD $288, paid quarterly, for up to 20 concurrent end users. Additional fees are charged based on the number of end users that are above the concurrent allowance included in the minimum annual fee. The additional fees differ based on the end user’s industry and whether the data is historical or a live feed. The Company has not exceeded the minimum annual fee as of October 31, 2021.

The agreement remains in effect until March 1, 2023, at which time the agreement will automatically renew for successive terms of two years, unless either party provides 6 months written notice before the completion of the term.

Claims or legal actions

The Company does not have any outstanding claims or legal actions.

14.	INCOME TAXES

The following are the major components of income tax expense for the years ended October 31:

	2021	2020
Current income tax expense	$171	$148

Deferred income tax expense:
Origination and reversal of temporary differences	$(803)	$(996)
Losses not recognized	803	996

Deferred income tax expense	$—	$—

Total income tax expense	$171	$148

The Company’s consolidated effective tax rate for the year ended October 31, 2021 was nil (2020 – nil). The difference in the effective tax rates compared to the Company’s statutory income tax rates was a result of the Company incurring losses during the period on which no tax recovery was recorded because the realization of the deferred tax asset was not considered to be probable.

	2021	2020
Loss before income taxes	$(5,233)	$(4,963)
Statutory tax rate	26.5%	26.5%

Income taxes based on the statutory income tax rate	(1,387)	(1,315)
Losses not recognized	803	996
Permanent differences - other	585	319
Argentinian and Indian withholding taxes	171	148

Income tax expense	$171	$148

The Canadian statutory tax rate during the year ended October 31, 2021 was 26.5% (October 31, 2020 – 26.5%).

The income tax expense during the year ended October 31, 2021 of $171 (October 31, 2020 – $148) represents withholding tax on revenue generated from foreign countries. The Company has deemed the withholding tax to be unrecoverable and has recognized the amount as an expense.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Components of deferred income taxes movement are as follows for the years ended October 31:

	2021	2020
Taxable temporary differences	$84	$227
Property, plant and equipment and intangible assets	—	—
Non-capital losses	(84)	(227)

Total change in deferred income taxes	$—	$—

The deferred income tax asset (liability) recognized in the consolidated statements of financial position for the years ended October 31 is comprised of the following:

	2021	2020
Taxable temporary differences	$(786)	$(702)
Property, plant and equipment and intangible assets	—	—
Non-capital losses	786	702

Deferred income tax	$—	$—

For the purposes of the above table, deferred income tax assets are shown net of deferred income tax liabilities where these occur in the same entity and jurisdiction.

Deductible temporary differences and unused tax losses for which no deferred income tax assets have been recognized are attributable to the following:

	2021	2020
Canadian deductible temporary differences	$5,013	$1,375
Scientific research & experimental development (“SRED”) pool	2,710	2,710
Property, plant and equipment and intangibles	34,929	34,031
Financing Fees	567	687
Canadian non-capital tax losses	77,150	80,181
Canadian capital tax losses	617	617
UK non-capital losses	2,430	1,347

These unused Canadian income tax losses expire from 2030 through 2040. The UK non-capital losses have an unlimited carry forward period. The SRED pool does not expire.

Unrecorded ITCs are as follows:

	2021	2020
Federal	$680	$680
Ontario	$166	$166

These unrecorded ITCs expire from 2029 through 2035.

15.	EMPLOYEE BENEFITS

Defined contribution pension plan

The Company has a defined contribution pension plan for its employees. During the year ended October 31, 2021, the Company’s contributions, which are based on the contributions by employees, were $218 (October 31, 2020 – $184) and are included in cost of revenue, selling, general and administrative and product development and research and development expenses in the Consolidated Statements of Loss and Comprehensive Loss.

Salaries and benefits

Total salaries and employee benefits expense for the year ended October 31, 2021 was $11,897 (October 31, 2020 – $9,010).

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

16.	RELATED PARTIES

Compensation of key management personnel and Board of Directors

The following table includes compensation of the key management personnel and Board of Directors for the years ended October 31, 2021 and 2020, included in the Consolidated Statements of Loss and Comprehensive Loss. Key management personnel include the Company’s Chief Executive Officer and the executives who report directly to him.

	2021	2020
Short-term salaries and benefits	$3,142	$2,461
Post-employment benefits	63	43
Long-term incentive plans	3,971	1,143
Stock options	156	140

	$7,332	$3,787

Short-term salaries and benefits include expenses for base salaries, bonuses, and other short-term benefit expenses. Post-employment benefits represent the Company’s defined contribution pension plan.

Related parties

The following table details transactions and balances between the Company and Hisdesat and Ewing Morris Investment Partners Ltd., shareholders that have significant influence over the Company. The table also includes transactions with Myriota and their subsidiary Myriota Canada Inc. (“Myriota Canada”), who the Company has significant influence in.

For the year ended October 31:	2021	2020
Revenue from related parties	$2,316	$2,370
Cost of revenue	603	419
Debenture interest	198	596
Directors’ expenses	2,133	515

As at October 31:	2021	2020

Accounts receivable	$848	$293
Accounts payable and accrued liabilities	—	56
Loans payable	—	3,503
Other long-term liabilities	—	531

Non-monetary services agreement

On July 31, 2020, the Company entered into a services agreement with Myriota Canada. The Company has agreed to provide data processing services, while Myriota Canada will provide satellite and ground station operating services and satellite capacity. In addition, a separate software license agreement allows Myriota Canada to use the Company’s software to operate the satellites. Under the agreements, each party will invoice the other for an equal amount each year.

The non-monetary agreements are recognized using the fair value of the consideration received, as prescribed in IFRS 15, Revenue from contracts with customers. For the year ended October 31, 2021, the Company recognized related party non-monetary revenue and cost of revenue of $603 (October 31, 2020 – $159) in the Consolidated Statements of Loss and Comprehensive loss.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

17.	REVENUE FROM CONTRACT S WITH CUSTOMERS

Disaggregation of revenue from contracts with customers

Revenue is divided into three categories based on the types of products sold. Subscription services are recognized over the contract term, data products are sold on demand and recognized on delivery, and other products and services include various other revenue streams and are recognized as performance obligations are satisfied.

Revenue by product type for years ended October 31:	2021	2020
Subscription services	$20,834	$16,940
Data products	1,597	959
Other products & services	1,155	1,236

Total revenue	$23,586	$19,135

Remaining performance obligations

The table below contains the aggregated amount of revenue expected to be realized in the future from partially or fully unsatisfied performance obligations as at October 31, 2021. The amounts disclosed below represent the remaining value of contracts for the supply of products and services.

Revenue expected to be recognized in:	2021	2020
Less than one year	$14,736	$15,706
Thereafter	8,900	13,075

Total	$23,636	$28,781

Contract balances

As at October 31:	2021	2020
Trade accounts receivable	$3,208	$2,427
Unbilled revenue	1,067	1,698
Contract assets	601	925
Deferred revenue	(3,726)	(2,548)

Net contract balances	$1,150	$2,502

Contract assets include short and long-term sales commission assets, deferred contract costs and long-term financing assets. Contract asset amortization of $644 (October 31, 2020 – $582) was recorded during the year ended October 31, 2021.

The Company recognized $1,457 (October 31, 2020 – $2,295) of the opening deferred revenue balance at November 1, 2020 as revenue during the year ended October 31, 2021.

18.	SEGMENT, GEOGRAPHIC, AND MAJOR CUSTOMER INFORMATION

The Company has one reportable business segment, which is engaged in the sale of space-based maritime tracking data and related products and services from satellites.

Geographic information

Revenue by geography is based on where the customer is located.

For the years ended October 31:	2021	2020
Canada	$3,337	$1,640
United States	1,408	1,343
Europe	12,883	9,691
Other	5,958	6,461

	$23,586	$19,135

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

PP&E are attributed to the country in which they are located or, for space-based assets, the country in which they are owned. Intangible assets are attributed to the country where ownership of the asset resides.

	October 31, 2021	October 31, 2020
PP&E
Canada	$4,661	$5,272
United Kingdom	—	—

	$4,661	$5,272

Intangible assets
Canada	$1,118	$1,286
United Kingdom	—	—

	$1,118	$1,286

For the year ended October 31, 2021, there was one customer with revenue in excess of 10% of the Company’s total revenue (October 31, 2020 – no customers).

19.	SUBSEQUENT EVENTS

Spire Acquisition

On September 13, 2021, the Company entered into a definitive agreement with Spire Global Inc. (“Spire”) under which Spire will acquire 100% of the Company’s common shares (“the Transaction”). All outstanding and in-the-money stock options and all outstanding RSUs vested immediately prior to the acquisition of the Company’s common shares. Stock options that were not in-the-money were immediately cancelled.

The Transaction was approved by the Company’s shareholders on November 18, 2021 and the Company obtained a final order from the Ontario Superior Court of Justice in respect of the Arrangement on November 22, 2021. The Transaction closed on November 30, 2021 and the Company’s shares were de-listed from the TSX as of the close of trading on December 2, 2021. The consideration received consisted of $2.5009 in cash and 0.1 shares of Spire’s Class A common stock for each common share of the Company. Spire shares are listed for trading on the New York Stock Exchange under the ticker symbol SPIR.

SIF Amendment

In November 2021, the SIF agreement was amended. The amendment extended the project completion date from February 12, 2021 to May 12, 2023 and the first repayment date from February 28, 2024 to February 28, 2026. The Company must maintain an annual average of thirty-five Canadian full-time employees, calculated on a quarterly basis averaged over each year. The amendment and extension will allow the Company to continue receiving funding for certain expenditures incurred up until May 12, 2023 to a maximum of $7,206.

20.	COMPARATIVE BALANCES

The comparative Consolidated Financial Statements have been reclassified from the statements previously presented in order to conform to the current year’s presentation.